SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of November 16, 2011, is entered into by and between Dynasil Corporation of America for itself and/or on behalf of any of its wholly-owned subsidiaries (collectively, the “Company”) and Dr. Gerald Entine, individually (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement as of July 1, 2008 (the “Employment Agreement”), which expired on January 1, 2010, and from such expiration the Executive has been an employee at will of the Company serving as the President of RMD Research, a division of the Company; and

WHEREAS, the Company and the Executive wish to provide for the termination of the Executive’s employment with the Company and his retirement from the Board of Directors under the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Executive do hereby covenant and agree as follows:

1. Termination of Employment.

1.1 Termination. The Company and the Executive each acknowledge and agree to the termination of the Executive’s employment with the Company as of November 30, 2011 (the “Separation Date”). Subject to the limited exceptions set forth in next sentence of this Section 1.1, from the Separation Date through March 31, 2012, the Executive will not enter the premises of the Company, including, without limitation, its offices at 44 Hunt Street, Watertown, Massachusetts, without the advance written approval of the Chairman of the Board of Directors of the Company (the “Chairman”) or the President of the Company. Notwithstanding the foregoing, the Executive may enter the premises of 44 Hunt Street, Watertown, Massachusetts solely in his capacity as a representative of Charles River Realty, the landlord of the Leases (as defined below) for business matters solely and directly related to the Leases, provided that such access complies with Section 15 and other terms of the Leases and the Executive must provide the President of the Company with advance written notice of at least one (1) business day prior to such access and must adhere to all applicable Company policies, procedures and directions during such access. Upon the request of the Chairman only, the Executive may enter into a consulting agreement with the Company on terms to be mutually agreed upon by the parties.

1.2 Severance Pay and Continuation of Certain Benefits; Accrued Obligations.

1.2.1	Severance Pay and Continuation of Certain Benefits. Provided that the Executive signs and returns the irrevocable general release set forth as Exhibit A and subject to the continued compliance with the covenants set forth in this Agreement, from the Separation Date until December 31, 2012, the Company shall continue (i) to pay the Executive an amount of money equal to his current annual salary of $325,000, in accordance with its normal payroll practices and less legally required deductions, Executive’s contributions toward group benefits and those other deductions authorized by the Executive in writing (“Severance Pay”), and (ii) to provide to the Executive (and his eligible dependents) group health and dental benefits maintained or sponsored by the Company immediately prior to the Separation Date, at the same level and subject to terms at least as favorable to the Executive as in effect immediately prior to the Separation Date. Thereafter, the Company will respect the Executive’s rights, if any, to continued coverage, at his sole expense, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

1.2.2	Accrued Obligations. In addition to the foregoing, the Company shall pay or provide to the Executive all of the following (collectively the “Accrued Obligations”), reduced by any applicable withholding taxes:

(a)	any accrued but unpaid base salary through the Separation Date, such amount to be paid on the Separation Date;

(b)	any unpaid or unreimbursed expenses to which the Executive is entitled to reimbursement in accordance with normal Company policies;

(c)	any benefits accrued under or pursuant to the Company’s 401(k) plan or any of the Company’s other employee benefit plans, payable at such times as provided under those plans;

(d)	rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any director’s and officer’s liability policy maintained by the Company, in accordance with the terms thereof.

The Executive acknowledges that he has no accrued but unpaid vacation time through the Separation Date.

1.2.3	No Additional Benefits. Other than the Severance Pay and the continuation of welfare benefits and the Accrued Obligations, each as set forth in this Agreement, the Executive acknowledges that he is not entitled to receive any separation pay or severance benefits under any plan, program or policy of the Company, including its parent, subsidiaries, affiliates, predecessors, successors and assigns.

2. Settlement of Lease Matter Between Radiation Monitoring Devices, Inc. and Charles River Realty, dba Bachrach, Inc. On the Separation Date, the Executive shall pay, or shall cause Charles River Realty, dba Bachrach, Inc. (“CRR”), to pay the Company the amount of $52,000 (the “Lease Settlement”), in addition to the $75,000 that CRR credited as rental payment as of September 11, 2011 on behalf of Radiation Monitoring Devices/RMD Instruments Corp. (collectively, “RMD”) with respect the leases at 44 Hunt Street, Watertown, Massachusetts (the “Leases”). The Lease Settlement shall resolve the dispute between the Company and CRR with respect which party bears the cost of the parking lot expenditures incurred in 2011 under Sections 11 and 12 of the Leases (the “Parking Lot Expenditures”).

3. Nondisclosure. Executive agrees to hold in strictest confidence, and not to use or to disclose to any person, firm, corporation, or organization without written authorization of the Board of Directors or President/CEO of Company, any Confidential Information of Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Company on whom Executive called or with whom Executive became acquainted during the term of Executive’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to the Executive by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. The parties understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. In the event that Executive required by law to disclose any Confidential Information, Executive will give Company prompt advance written notice thereof and will provide Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

4. Return of Property. On or before the Separation Date, the Executive shall return all property belonging to Company, including but not limited to computers, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals, and the Executive shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, whether in hardcopy, electronic or any other format. To the extent the Executive has any Company property stored in electronic format on the Executive’s personal home computer(s) or other personal electronic storage device(s), the Executive shall forward a copy of such property to Patty Kehe at pkehe@dynasilcorp.com and then shall irretrievably delete such property from the Executive's personal home computer or other electronic storage device(s) on or before the Separation Date.

5. Nonsolicitation; Noncompetition; Cooperation with Litigation.

5.1 Nonsolicitation. To the extent permitted by law, the Executive agrees that beginning on the Separation Date and ending on December 31, 2012, the Executive shall not either directly or indirectly (i) solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment or cease consulting for Company, or take away any such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of Company, either for himself or for any other person or entity, (ii) cause or attempt to cause any existing customer of the Company to divert, terminate, limit, modify adversely or not enter into any business relationship with the Company, or (iii) approach, contact or solicit any existing or potential partner of the Company, in an attempt to enter into a similar partnership as the one then currently in place between the Company and such partner, or offering to enter into an arrangement that would effectively eliminate or replace the then existing Company - partner relationship.

5.2 Noncompetition. To the extent permitted by law, the Executive agrees that beginning on the Separation Date and ending on December 31, 2012, the Executive shall not either directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or proposes to engage in a business competitive with any business in which Company was engaged during the term of the Executive’s employment or in which, during the term of the Executive’s employment, the Company proposed to later become engaged. Notwithstanding the foregoing, the parties acknowledge that the Executive may engage in Small Business Innovation Research (SBIR) or other similar research projects in areas in which the Company is not currently engaged or in which, during the term of Executive’s employment, the Company did not propose to later become engaged. The scope of the covenant set forth in this Section 5.2 shall be worldwide. The Executive acknowledges that Company’s technology and products have worldwide application, including without limitation over the Internet, and that such scope is reasonable. It is agreed that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

5.3 Cooperation with Litigation. The Executive agrees that he will cooperate fully with the Company in connection with any existing or future litigation and investigations against the Company, whether administrative, civil, or criminal in nature, and to the extent that the Company deems his cooperation necessary. The Company agrees that any requests for the Executive’s cooperation made pursuant to this Section will be made in good faith, and to the extent possible, the Company will provide reasonable notice of the need for such cooperation and will make a good faith effort to accommodate the Executive’s reasonable scheduling needs in coordinating such cooperation. The Company shall reimburse the Executive for all reasonable expenses (including reasonable attorney’s fees and costs) incurred consistent with Company policy (other than legal fees), for any such assistance provided by Executive pursuant to this Section 5.3 after the Separation Date.

6. Standstill. From the date of this Agreement until September 30, 2012, unless the Company’s Board of Directors shall otherwise consent in advance, Executive will not (and Executive will not assist or encourage others) directly or indirectly, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other manner, beneficial ownership of any securities or assets of the Company, including rights or options to acquire such ownership, (ii) seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”), disregarding clause (iv) of Rule 14a-1(l)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1) or (2)), or seeking to influence, advise or direct the vote of any holder of voting securities of the Company, (iii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the foregoing, or (iv) publicly disclose any intention, plan or arrangement to do any of the foregoing.

7. Nondisparagement. Executive agrees not to make or publish disparaging statements of any kind (whether written or oral) regarding the Company, its subsidiaries, related and affiliated companies and entities, or their respective present or past shareholders, directors, officers, or employees. The Company agrees not to make or publish disparaging statements of any kind (whether written or oral) about the Executive. Following September 30, 2012 if the Executive engages in any of the activities specified in Section 6, the parties acknowledge that engaging in such activities of and in themselves shall not constitute disparagement, provided that any related statements by the Executive are truthful.

8. General.

8.1 Equitable Remedies. The Executive agrees that it would be impossible or inadequate to measure and calculate Company’s damages from any breach of the covenants set forth herein. Accordingly, the Executive agrees that if he breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such covenant of this Agreement. The Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

8.2 Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect other provisions of this Agreement.

8.3 Non-Assignable. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, provided that no Severance Pay shall be payable to the estate of the Executive in the event of the Executive’s death. Neither this Agreement nor any rights or interests hereunder shall be assignable by the Executive, his beneficiaries or legal representatives without the Company’s prior written consent.

8.4 No Admission. The execution of this Agreement does not represent and shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Executive or the Company.

8.5 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Employment Agreement. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

8.6 Counterparts; Signatures by Fax. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by fax or PDF file shall constitute originals.

8.7 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

8.8 Confidentiality. This Agreement is confidential and neither the Agreement nor any of its terms or contents shall be made public by the Executive or the Company or otherwise disclosed by the Executive to any person other than his immediate family, or by the Executive or the Company to his or its, attorney, tax advisor or accountant, except as required by law, government or stock exchange regulation, or if necessary to enforce this Agreement.

[SIGNATURE PAGE TO FOLLOW]

 IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company have executed this Agreement as of the date first written above.

DYNASIL CORPORATION OF AMERICA

By:
Title:

EXECUTIVE

Dr. Gerald Entine

CHARLES RIVER REALTY (DBA BACHRACH, INC.),

solely with respect to Section 2 hereof

By:____________________________

Name: Dr. Gerald Entine

Title:

Signature Page for Separation Agreement

Exhibit A

GENERAL RELEASE

I, Gerald Entine, individually, in consideration of and subject to the performance by Dynasil Corporation of America (the “Company”), of its obligations under the Separation Agreement by and between the Company and myself dated as of November 16, 2011 (the “Agreement”), do hereby release and forever discharge as of the date hereof, the Company and any of its respective present and former subsidiaries and affiliates and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company, and its respective subsidiaries, affiliates and direct or indirect equityholders of the Company (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under paragraph 1.2 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand that I will not receive the payments and benefits specified in paragraph 1.2 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and service as member of the Board of Directors of the Company.

2.	Except as provided in paragraph 4 below and except for the obligations of the Company under the Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, individually, and on behalf of any of my heirs, executors, administrators or assigns, may have or are connected with any matter or thing relating in any way to my employment by the Company and/or my service as member of the Board of Directors of the Company that has occurred prior to my signing this General Release, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	For the avoidance of doubt: (A) this General Release is given by me, individually (and on behalf of my heirs, executors, administrators or assigns as and to the extent expressly provided in paragraph 2 above), and not by me on behalf of any other person or entity in any representative or other capacity whatsoever, whether legal or beneficial, and (B) without limiting the foregoing, the term “Claims” expressly excludes: (i) any and all rights that the Gerald Entine 1988 Family Trust may have solely in its capacity as a member of RMD Instruments, LLC, Massachusetts limited liability (“Seller”) pursuant to Section 1.4(c) of the Asset Purchase Agreement dated July 1, 2008 by and among the Company, RMD Instruments Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, Seller, Gerald Entine 1988 Family Trust and the other Principal Members identified therein; (ii) without limiting the provisions of Section 2 of the Agreement, any and all rights of CRR under the Leases relating to the premises located at 44 Hunt Street, Watertown, Massachusetts, other than with respect to the Parking Lot Expenditures which are addressed by Section 2 of the Agreement; (iii) any defenses which I may have to any subsequent claim asserted against me by the Company, including, without limitation, any relating in any way to my employment by the Company and/or my service as member of the Board of Directors of the Company; and/or (iv) any rights to indemnification that the Executive may have by virtue of the Executive’s position as an executive officer and/or director of Company or its subsidiaries.

4.	I agree, and it is understood, that this General Release does not limit my right to file, cooperate with or participate in an age discrimination proceeding before a state or federal fair employment practices agency provided Employee does not recover any monetary benefits in such proceeding. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I represent that I have not filed any claim against the Company in any forum up to the date of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE AS FOLLOWS:

9.	I HAVE READ THIS GENERAL RELEASE CAREFULLY;

10.	I UNDERSTAND ALL OF TERMS OF THIS GENERAL RELEASE AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

11.	I VOLUNTARILY CONSENT TO EVERYTHING IN THIS GENERAL RELEASE;

12.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS GENERAL RELEASE AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

13.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON NOVEMBER 8, 2011 TO CONSIDER IT;

14.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

15.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO HERETO; AND

16.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Dr. Gerald Entine

Date:

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